EXHIBIT 99.2

PART I

ITEM 1A. RISK FACTORS

General Risk Factors

An investment in our common stock or debt securities involves risks and uncertainties.  You should consider the following factors carefully, in addition to the other information contained in this Form 10-K, before deciding to purchase or otherwise trade our securities.

This Form 10-K and other written reports and oral statements made from time to time by the Company contain statements which, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of federal securities law.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results.  Investors can identify these statements by the fact that they do not relate only to historic or current facts.  The words “may,” “will,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “project,” “scheduled,” and similar expressions in connection with future events or future operating or financial performance are intended to identify forward-looking statements.  Any or all of the Company’s forward-looking statements in this Form 10‑K and in other publications may turn out to be wrong.

Statements and assumptions on future revenues, income and cash flows, performance, economic trends, the outcome of litigation, regulatory compliance, and environmental remediation cost estimates are examples of forward-looking statements.  Numerous factors, including potentially the risk factors described in this section, could affect our forward-looking statements and actual performance.

Investors are also cautioned that it is not possible to predict or identify all such factors.  Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties.  Other factors besides those listed may also adversely affect the Company and may be material to the Company.  The Company has listed the known material risks it considers relevant in evaluating the Company and its operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Sections 27A and 21E of the Securities Exchange Act of 1934.  These forward-looking statements are made as of the date hereof based on management’s current expectations, and the Company does not undertake an obligation to update such statements, whether as a result of new information, future events, or otherwise.

For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the factors listed below, along with the discussion of “Competition” under Item 1 of this Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 of this Form 10-K and the 2016 Annual Report, and “Note A:  Accounting Policies” and “Note N:  Commitments and Contingencies” of the “Notes to Financial Statements” of the 2016 Financial Statements included under Item 8 of this Form 10-K and the 2016 Annual Report.

Our business is cyclical and depends on activity within the construction industry.

Economic and political uncertainty can impede growth in the markets in which we operate.  Demand for our products, particularly in the nonresidential and residential construction markets, could fall if companies and consumers are unable to get credit for construction projects or if an economic slowdown causes delays or cancellations of capital projects.  State and federal budget issues may also hurt the funding available for infrastructure spending.  The lack of available credit may limit the ability of states to issue bonds to finance construction projects.  Several of our top sales-generating states, from time-to-time, stop or slow bidding projects in their transportation departments.

We sell most of our aggregates products, our primary business, and our cement products, to the construction industry, so our results depend on the strength of the construction industry.  Since our businesses depend on construction

ITEM 1A. RISK FACTORS (continued)

spending, which can be cyclical, our profits are sensitive to national, regional, and local economic conditions and the intensity of the underlying spending on aggregates and cement products.  Construction spending is affected by economic conditions, changes in interest rates, demographic and population shifts, and changes in construction spending by federal, state, and local governments.  If economic conditions change, a recession in the construction industry may occur and affect the demand for our products.  The Great Recession was an example, and our business suffered.  Construction spending can also be disrupted by terrorist activity and armed conflicts.

While our business operations cover a wide geographic area, our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their price.  If economic conditions and construction spending decline significantly in one or more areas, particularly in our top five sales-generating states of our Building Materials business (based on net sales by state of destination) of Texas, Colorado, North Carolina, Iowa, and Georgia, our profitability will decrease.  We experienced this situation with the Great Recession.

The Great Recession resulted in large declines in shipments of aggregate products in our industry. Recent years, however, have shown a turnaround in this trend. For the last five years, our aggregates product line shipments have increased, reflecting degrees of stability and modest growth.  However, volumes are still below historically normal levels.  Prior to 2010, use of aggregates products in the United States had declined almost 40% from the highest volume in 2006.  During 2016 our aggregates product line shipments showed 1.4% improvement compared with 2015 levels, after a 7.1% increase the prior year. This improvement was made in 2016 despite significant levels of rainfall in many of our major markets.  The improvement in 2015 reflects a full year of ownership of legacy TXI aggregates product line operations compared with six months in 2014.

While historical spending on public infrastructure projects has been comparatively more stable as governmental appropriations and expenditures are typically less interest rate-sensitive than private sector spending, we experienced a slight retraction in aggregates product line shipments to this infrastructure market after uncertainty regarding the solvency of the federal highway bill in 2014.  We were not able to get any certainty on the availability of federal infrastructure funding until late 2015, but the funding that was enacted had very little impact during 2016.  This time lag with commencement of federal infrastructure funding was accompanied by a reduction in some states’ investment in highway maintenance.

After a decade of 36 short-term funding provisions, a five-year, $305 billion highway bill, Fixing America’s Surface Transportation Act (the “FAST Act”), was signed into law in late 2015.  The FAST Act funding is primarily secured through gas tax collections. Market analysis projects aggregate demand to increase with the availability of federal funding, with demand peaking in 2018, and thereafter declining with anticipated higher interest and inflation rates.  While the FAST Act did not impact 2016 highway spending in a meaningful way, the overall highway spending in the United States did increase in 2016, showing the willingness of many states to address underlying demand for this type of spending.  During the past 24 months, many states have taken on a significantly larger role in funding infrastructure investment, including initiating special-purpose taxes and raising gas taxes.

Supported by state spending programs, our aggregates product line shipments to the infrastructure construction market declined 4% in 2016 compared to an increase of 5% in 2015 compared with 2014.  We believe that the demand and need for infrastructure projects will continue to support consistent growth in this market now that long-term federal funding has been resolved.  In 2016, 39% of our aggregates product line shipments were to the infrastructure construction market.

Within the construction industry, we also sell our aggregates and cement products for use in both nonresidential construction and residential construction. Nonresidential and residential construction levels generally move with economic cycles; when the economy is strong, construction levels rise, and when the economy is weak, construction levels fall.

In 2016, construction growth was driven by private-sector activity. Nonresidential and residential construction levels are interest rate-sensitive and typically move in direct correlation with economic cycles.  The Dodge Momentum Index, a

ITEM 1A. RISK FACTORS (continued)

12-month leading indicator of construction spending for nonresidential building compiled by McGraw Hill Construction and where the year 2000 serves as an index basis of 100, remained strong and was at an eight-year high of 136.7 in December 2016, a 9% increase over prior year, signaling continued growth in nonresidential construction..  Housing starts, a key indicator for residential construction activity, continue to show year-over-year improvement.  While starts exceeded one million in 2016, they still remain below the 50-year historical annual average of 1.5 million units.  That said, the Company expects to continue to experience gains in the residential market.  Importantly, 2016 housing starts exceeded completions, a trend expected to continue in 2017.

Our aggregates volumes to the nonresidential construction market accounted for 32% of our 2016 aggregates product line shipments and increased 3% compared with 2015.  According to the U.S. Census Bureau, spending for the private nonresidential construction market increased 8% in 2016 compared with 2015.  Historically, half of the Company’s nonresidential construction shipments have been used for office and retail projects, while the remainder has been used for heavy industrial and capacity-related projects, including energy-sector projects, namely development of shale-based natural gas fields.  However, low oil prices in the latter part of 2015 and throughout 2016 has suppressed shale exploration activity.  In 2016, the Company shipped approximately 1.5 million tons to the energy-sector compared with approximately 3.6 million tons in 2015.

The residential construction market accounted for approximately 21% of the Company’s aggregates product line shipments in 2016.  The Company’s exposure to residential construction is typically split evenly between aggregates used in the construction of subdivisions (including roads, sidewalks, and storm and sewage drainage) and aggregates used in new home construction. Therefore, the timing of new subdivision starts, as well as new home starts, equally affects residential volumes. Private residential construction spending increased 5% in 2016 compared with 2015, according to the U.S. Census Bureau.

Shipments of chemical rock (comprised primarily of high-calcium carbonate material used for agricultural lime and flue gas desulfurization) and ballast product sales (collectively “ChemRock/Rail”) accounted for 8% of our aggregates product line shipments in 2016.  Ballast shipments declined in 2016 due to lower railroad activity, correlating with lower energy-related rail shipments.  Drier weather and favorable operating conditions led to increased shipments of agricultural limestone in 2016 over 2015.  Weather conditions in 2015 were abnormally wet, limiting field applications and influencing customers to defer their purchases.

Shipments of ready mixed concrete and asphalt products typically follow construction aggregates trends.

The cement product line was acquired from TXI in 2014.  Its net sales of $364.4 million for 2016 reflected the Company’s leading position in the Texas market.

Our business is dependent on funding from a combination of federal, state and local sources.

Our aggregates and cement products are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, streets, roads, bridges, schools, and similar projects.  Accordingly, our business is dependent on the level of federal, state, and local spending on these projects.  The existence of future federal infrastructure funding was resolved near the end of 2015 with the passage of the FAST Act.  While the total value of United States overall public-works spending increased in 2016, federal funding through the FAST Act did not impact highway spending in any meaningful way.  This increase in overall public works spending in 2016 demonstrates the commitment of states to address the underlying demand for infrastructure investment.  We expect to see meaningful impact from the FAST Act funding beginning in 2017, along with increased infrastructure spending at the state level.  Moreover, President Trump has proposed additional investment over the next decade to rebuild the country’s infrastructure.  Any such measures will require Congressional approval.  We cannot be assured, however, of the existence, amount, and timing of appropriations for spending on future projects.

The federal highway bill provides annual highway funding for public-sector construction projects.  The current federal highway bill passed in late 2015, the FAST Act, after a decade of 36 short-term funding provisions, reauthorizes

ITEM 1A. RISK FACTORS (continued)

federal highway and transportation funding programs.  The FAST Act also changes the Transportation Infrastructure and Innovation Act (“TIFIA”) funding, a federal alternative funding mechanism for transportation projects.  Under the FAST Act TIFIA funding ranges from $275 million to $300 million, and no longer requires the 20% matching funds from state departments of transportation.

Federal highway bills provide spending authorizations that represent maximum amounts.  Each year, an appropriation act is passed establishing the amount that can actually be used for particular programs.  The annual funding level is generally tied to receipts of highway user taxes placed in the Highway Trust Fund.  Once the annual appropriation is passed, funds are distributed to each state based on formulas (apportionments) or other procedures (allocations).  Apportioned and allocated funds generally must be spent on specific programs as outlined in the federal legislation.  The Highway Trust Fund has experienced shortfalls in recent years, due to high gas prices (until recently), fewer miles driven and improved automobile fuel efficiency.  These shortfalls created a significant decline in federal highway funding levels.  In response to the projected shortfalls, money has been transferred from the General Fund into the Highway Trust Fund over the past several years.  Timely Congressional action is needed to address the funding mechanism for the Highway Trust Fund.  We cannot be assured of the existence, timing or amount of federal highway funding levels in the future.  We also cannot be assured of the impact of the recent sharp reduction in gasoline prices on the levels of highway user taxes that might be collected in the future and the corresponding levels of funding to the Highway Trust Fund.

At the state level, each state funds its infrastructure spending from specially allocated amounts collected from various taxes, typically gasoline taxes and vehicle fees, along with voter-approved bond programs.  Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded under legislative bills.  Delays in state infrastructure spending can hurt our business.  Many states have experienced state-level funding pressures caused by lower tax revenues and an inability to finance approved projects.  North Carolina was among the states experiencing these pressures, and this State disproportionately affects our revenues and profits.  Most state budgets, including North Carolina, began to improve in 2014 and later years as increased tax revenues helped states resolve budget deficits.  Prior to the FAST Act, states had also taken on a larger role in funding sustained infrastructure investment.  For example, Texas voters in 2014 approved use of the State’s oil and gas production tax collections for annual disbursements to the State Highway Fund. Additionally, in November 2015, voters passed Proposition 7, a constitutional amendment that will provide for funding for non-toll roads.  Proposition 7 is estimated to provide an additional $2.0 billion of annual funding for non-toll roads beginning in fiscal 2018 and is expected to increase after 2019.  On November 8, 2016, Texas voters approved $990 million of additional statewide transportation funding, including a $720 million transportation bond in Austin. In North Carolina, voters approved all transportation referendums during the November 2016 elections, totaling $1.2 billion of additional funding.  During the past 24 months, many states have taken on a significantly larger role in funding infrastructure investment, including initiating special-purpose taxes and raising gas taxes. We anticipate further growth in state-level funding initiatives, such as bond issues, toll roads, and special purpose taxes, as states address infrastructure needs, particularly in periods of federal funding uncertainty.  Nevertheless, it is a continuing risk to our business that sufficient funding from federal, state, and local sources will not be available to address infrastructure needs.

With most states in recovery or expansion, the sustained decline in energy costs may be the catalyst in some markets to boost construction and help our business.  But those markets that are heavily dependent on the energy sector, namely Oklahoma and West Virginia, may, with the decrease in oil production, experience recessions or continued recessions, which would adversely impact our business.

Our Building Materials business is seasonal and subject to the weather.

Since the heavy construction business is conducted outdoors, erratic weather patterns, seasonal changes and other weather-related conditions affect our business.  Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity, restrict the demand for our products, and impede our ability to efficiently transport material.  Adverse weather conditions also increase our costs and reduce

ITEM 1A. RISK FACTORS (continued)

our production output as a result of power loss, needed plant and equipment repairs, time required to remove water from flooded operations, and similar events.  Severe drought conditions can restrict available water supplies and restrict production.  The aggregates product line production and shipment levels follow activity in the construction industry, which typically occur in the spring, summer and fall.  Because of the weather’s effect on the construction industry’s activity, the production and shipment levels for the Company’s Building Materials business vary by quarter.  The second and third quarters are generally the most profitable and the first quarter is generally the least profitable.  Weather-related hindrances were exacerbated over the last two years by record precipitation in many of our key markets.  The National Oceanic and Atmospheric Administration (“NOAA”) has tracked precipitation for 122 years.  According to NOAA, 2015 represented the wettest year on record for Texas and Oklahoma, while North Carolina, South Carolina, Colorado and Iowa each experienced a top-ten precipitation year.  Our nation as a whole had its third-wettest year in NOAA recorded history in 2015.  Extremely wet conditions continued in 2016 in many of our key markets, especially in Texas, with the year ranking the 18th wettest year in the state’s recorded history per NOAA.  Further, since March 2015, Texas and surrounding regions have experienced 18 major flood events.  These weather events reduced the Company’s overall profitability in 2016 and 2015, so our results for those years, or in comparison to other years, may not be indicative of our future operating results.

The Company’s operations in the southeastern and Gulf Coast regions of the United States and the Bahamas are at risk for hurricane activity, most notably in August, September and October.  In October 2016, rainfall along the eastern seaboard of the United States from Hurricane Matthew, a category-5 hurricane, approximated 13.6 trillion gallons.  Additionally, Hurricane Matthew was the first major hurricane on record to make landfall in the Bahamas, where the Company has a facility.

Our Building Materials business depends on the availability of aggregate reserves or deposits and our ability to mine them economically.

Our challenge is to find aggregates deposits that we can mine economically, with appropriate permits, near either growing markets or long-haul transportation corridors that economically serve growing markets.  As communities have grown, they have taken up attractive quarrying locations and have imposed restrictions on mining.  We try to meet this challenge by identifying and permitting sites prior to economic expansion, buying more land around our existing quarries to increase our mineral reserves, developing underground mines, and developing a distribution network that transports aggregates products by various transportation methods, including rail and water, that allows us to transport our products longer distances than would normally be considered economical, but we can give no assurances that we will be successful.

Our business is a capital-intensive business.

The property and machinery needed to produce our products are very expensive.  Therefore, we require large amounts of cash to operate our businesses.  We believe that our cash on hand, along with our projected internal cash flows and our available financing resources, will be enough to give us the cash we need to support our anticipated operating and capital needs.  Our ability to generate sufficient cash flow depends on future performance, which will be subject to general economic conditions, industry cycles and financial, business, and other factors affecting our operations, many of which are beyond our control.  If we are unable to generate sufficient cash to operate our business, we may be required, among other things, to further reduce or delay planned capital or operating expenditures.

Our businesses face many competitors.

Our businesses have many competitors, some of whom are bigger and have more resources than we do.  Some of our competitors also operate on a worldwide basis.  Our results are affected by the number of competitors in a market, the production capacity that a particular market can accommodate, the pricing practices of other competitors, and the entry of new competitors in a market.  We also face competition for some of our products from alternative products.  For example, our Magnesia Specialties business may compete with other chemical products that could be used instead of our magnesia-based products. As other examples, our aggregates, ready mixed concrete, and asphalt and paving product lines may compete with recycled asphalt and concrete products that could be used instead of new products and our cement

ITEM 1A. RISK FACTORS (continued)

product line may compete with international competitors who are importing product to the United States with lower production and regulatory costs.

Our businesses could be impacted by rising interest rates.

As discussed previously, our operations are highly dependent upon the interest rate-sensitive construction and steelmaking industries. Therefore, business in these industries and for us may decline if interest rates rise and costs increase.

For example, demand in the residential construction market in which we sell our aggregate products is affected by interest rates.  The Federal Reserve has kept the federal funds rate near zero percent for a number of years.    The recent 0.25% increase in the rate in December 2016, comparable to the 0.25% increase the previous year, represented only the second increase since 2008.  However, certain Federal Reserve members have predicted they would raise interest rates three more times to at least 1.25% by the end of 2017.  The residential construction market accounted for 21% of our aggregates product line shipments in 2016.

Aside from these inherent risks from within our operations, our earnings are also affected by changes in short-term interest rates.  However, rising interest rates are not necessarily predictive of weaker operating results.  Historically, our profitability increased during period of rising interest rates.  In essence, our underlying business generally serves as a natural hedge to rising interest rates.

Rising interest rates could also result in disruptions in the credit markets, which could affect our business, as described in greater detail under “Disruptions in the credit markets could affect our business” below.

Our future growth may depend in part on acquiring other businesses in our industry.

We expect to continue to grow, in part, by buying other businesses.  We will continue to look for strategic businesses to acquire, like our acquisition of TXI in 2014.  In the past, we have made acquisitions to strengthen our existing locations, expand our operations and enter new geographic markets.  We will continue to make selective acquisitions, joint ventures or other business arrangements we believe will help our company.  However, the continued success of our acquisition program will depend on our ability to find and buy other attractive businesses at a reasonable price and our ability to integrate acquired businesses into our existing operations.  We cannot assume there will continue to be attractive acquisition opportunities for sale at reasonable prices that we can successfully integrate into our operations.

We may decide to pay all or part of the purchase price of any future acquisition with shares of our common stock.  For example, we used our common stock in our acquisition of TXI.  We may also use our stock to make strategic investments in other companies to complement and expand our operations.  If we use our common stock in this way, the ownership interests of our shareholders will be diluted and the price of our stock could fall.  We operate our businesses with the objective of maximizing the long-term shareholder return.

Our integration of the acquisition of or business combination with other businesses may not be as successful as projected.

We have a successful history of business combinations and integration of these businesses into our heritage operations. Our largest business acquisition has been our business combination with TXI, which closed in July 2014.  In 2015 we completed the integration of TXI’s operations into our own operations, which allowed us to achieve the synergies, cost savings, and operating efficiencies we had forecasted from the TXI acquisition.  In fact we completed this integration ahead of schedule and achieved even greater synergies and cost saving than the amount we originally forecasted from the TXI acquisition.  However, in connection with the integration of any business that we may acquire, it is a risk factor that we will not be able to achieve such integration in a successful manner or on the time schedule we have projected or in a way that will achieve the level of synergies, cost savings, or operating efficiencies we have forecast from the acquisition.

ITEM 1A. RISK FACTORS (continued)

Any other significant business acquisition or combination we might chose to do, similar to the acquisition of TXI, would require that we devote significant management attention and resources to preparing for and then integrating our business practices and operations.  We believe we would be successful in this integration process.  Nevertheless, we may fail to realize some of the anticipated benefits of any potential acquisition or other business combination that we might choose to pursue in the future, if the integration process takes longer than expected or is more costly than expected. Potential difficulties we may encounter in the integration process include:

•

the inability to successfully combine operations in a manner that permits us to achieve the cost savings and revenue synergies anticipated to result from the proposed acquisition or business combination, which would result in the anticipated benefits of the acquisition or business combination not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either the Company or former customers of the acquired or combined company deciding not to do business with the Company;
•	complexities associated with managing the combined operations;
•	integrating personnel;
•	creation of uniform standards, internal controls, procedures, policies and information systems;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with integrating the remaining operations; and
•	performance shortfalls at business units as a result of the diversion of management attention caused by completing the remaining integration of the operations.

Ready mixed concrete and asphalt and paving product lines have lower profit margins and can be more volatile.

Our ready mixed concrete and asphalt and paving product lines typically provide lower profit margins (excluding freight and delivery revenues) than our aggregates product line due to potentially volatile input costs, highly competitive market dynamics, and lower barriers to entry.  Therefore, as we expand these operations, our overall gross margin (excluding freight and delivery revenues) is likely to be adversely affected. We saw this impact our gross margin (excluding freight and delivery revenues) in recent years.  Our overall ready mixed concrete and asphalt and paving operations’ gross margin (excluding freight and delivery revenues) was 12% for 2016 and 8% for 2015. The overall gross margin (excluding freight and delivery revenues) of our Building Materials business will continue to be reduced by the lower gross margins (excluding freight and delivery revenues) for our ready mixed concrete and asphalt and paving product lines.

Short supplies and high costs of fuel, energy and raw materials affect our businesses.

Our businesses require a continued supply of diesel fuel, natural gas, coal, petroleum coke and other energy.  The financial results of these businesses have been affected by the short supply or high costs of these fuels and energy.  While we can contract for some fuels and sources of energy, such as fixed-price supply contracts for coal and petroleum coke, significant increases in costs or reduced availability of these items have and may in the future reduce our financial results.  Moreover, fluctuations in the supply and costs of these fuels and energy can make planning our businesses more difficult.   Because of the fluctuating trends in diesel fuel prices, we enter into fixed-price fuel agreements from time to time for a portion of our diesel fuel to reduce our diesel fuel price risk.  Our last fixed-price commitment for a portion of our diesel fuel requirements expired at the end of 2016.

ITEM 1A. RISK FACTORS (continued)

To illustrate how diesel fuel price fluctuations, and other energy costs, have impacted our business, consider the recent years.  In 2013 the average price we paid per gallon of diesel fuel was 4% lower than we paid in 2012, but the average cost of natural gas was 18% higher than 2012.  Similarly, in 2014 the average price we paid per gallon of diesel fuel was 8% lower compared to 2013, but the average cost of natural gas increased 24% from 2013.  Diesel fuel, which averaged $2.82 per gallon in 2014 and $2.98 per gallon in 2013, represents the single largest component of energy costs for our aggregates, ready mixed concrete and asphalt and paving product lines. Diesel fuel prices declined rapidly during December 2014, ending the year at a per gallon price that was 26% below the 2014 average.  This trend continued in 2015, as the Company’s average price per gallon of diesel fuel in 2015 was $2.05 compared with $3.02 in 2014.  Natural gas costs also declined in 2015, down 28% from the 2014 average cost.  These trends continued in 2016.  Average diesel fuel prices per gallon fell to $1.96 in 2016 compared to $2.05 in 2015.  Our average diesel fuel prices for 2015 and 2016 were higher than spot market prices by $0.30 per gallon since we purchased approximately 40% of our diesel fuel under a fixed price fuel agreement, which agreement has now expired, that had locked in a higher price at an earlier time.  Natural gas costs again declined in 2016, down 25% from the 2015 average cost.

The Company has fixed price agreements for 100% of its 2017 coal needs, approximately 25% of its 2017 natural gas needs, and 50% of its 2017 petroleum coke needs.

Cement production requires large amounts of energy, including electricity and fossil fuels.  Energy costs represented approximately 22% of the 2016 direct production costs of our cement product line.  Therefore, the cost of energy is one of our largest expenses. Prices for energy are subject to market forces largely beyond our control and can be quite volatile. Price increases that we are unable to pass through in the form of price increases for our products, or disruption of the uninterrupted supply of fuel and electricity, could adversely affect us. Accordingly, volatility in energy costs can adversely affect the financial results of our cement product line. Profitability of the cement product line is also subject to kiln maintenance, which requires the plant to be shut down for a period of time as repairs are made.   The cement product line incurred shutdown costs of $20.9 and $26.0 million during 2016 and 2015, respectively.

Similarly our ready mixed concrete and asphalt and paving operations also require a continued supply of liquid asphalt and cement, which serve as key raw materials in the production of hot mix asphalt and ready mixed concrete, respectively.  Some of these raw materials we can produce internally but most are purchased from third parties.  These purchased raw materials are subject to potential supply constraints and significant price fluctuations, which are beyond our control. The financial results of our ready mixed concrete and asphalt and paving operations have been affected by the short supply or high costs of these raw materials.  We generally see frequent volatility in the costs for these raw materials.  For 2014, we saw higher prices for these raw materials than 2013. This trend reversed in 2015, when we saw lower prices for these raw materials than 2014.  Liquid asphalt prices in 2016 were again lower than in 2015.  Liquid asphalt prices may not always follow other energy products (e.g., oil or diesel fuel) because of complexities in the refining process which converts a barrel of oil into other fuels and petrochemical products.

Cement is a commodity sensitive to supply and price volatility.

Cement is a commodity, and competition is often based mainly on price, which is highly sensitive to changes in supply and demand.  Prices fluctuate significantly in response to relatively minor changes in supply and demand, general economic conditions and other market conditions, which we cannot control. When cement producers increase production capacity or more cement is imported into the market, an oversupply of cement in the market may occur if supply exceeds demand.  In that case cement prices generally fall.  We cannot be assured that prices for our cement products sold will not decline in the future or that such decline will not have a material adverse effect on our cement product line.

Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

Our manufacturing processes are dependent upon critical pieces of equipment, such as our kilns and finishing mills. This equipment, on occasion, may be out of service as a result of unanticipated failures or damage during accidents. In

ITEM 1A. RISK FACTORS (continued)

addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We have one to two-week scheduled outages at least once a year to refurbish our cement and dolomitic lime production facilities. In 2016, the cement product line incurred shutdown costs of $20.9 million during the year. In 2016, the Magnesia Specialties business incurred shutdown costs of $4.5 million during the year.  Any significant interruption in production capability may require us to make significant capital expenditures to remedy problems or damage as well as cause us to lose revenue due to lost production time.

Our cement product line and Magnesia Specialties business may become capacity constrained.

If our cement product line or Magnesia Specialties business becomes capacity constrained, they may be unable to satisfy on a timely basis the demand for some of their products, and any resulting changes in customers would introduce volatility to the earnings.  We can address capacity needs by enhancing our manufacturing productivity, increasing the operational availability of equipment, reducing machinery down time and extending machinery useful life.  Future demand for our products may require us to expand further our manufacturing capacity, particularly through the purchase of additional manufacturing equipment.  However, we may not be able to increase our capacity in time to satisfy increases in demand that may occur from time to time.  Capacity constraints may prevent us from satisfying customer orders and result in a loss of sales to competitors that are not capacity constrained.  In addition, we may suffer excess capacity if we increase our capacity to meet actual or anticipated demand and that demand decreases or does not materialize.

Our cement product line could suffer if cement imports from other countries significantly increase or are sold in the U.S. in violation of U.S. fair trade laws.

The cement industry has in the past obtained antidumping orders imposing duties on imports of cement and clinker from other countries that violated U.S. fair trade laws. Currently, an antidumping order against cement and clinker from Japan is set to expire but is under review for extension by the Federal Trade Commission. As has always been the case, cement operators with import facilities can purchase cement from other countries, such as those in Latin America and Asia, which could compete with domestic producers. In addition, if environmental regulations increase the costs of domestic producers compared to foreign producers that are not subject to similar regulations, imported cement could achieve a significant cost advantage over domestically produced cement. An influx of cement or clinker products from countries not subject to antidumping orders, or sales of imported cement or clinker in violation of U.S. fair trade laws, could adversely affect our cement product line.

Paving operations present additional risks to our business.

Our paving operations face challenges when our contracts have penalties for late completion.  In some instances, including many of our fixed price contracts, we guarantee that we will complete a project by a certain date.  If we subsequently fail to complete the project as scheduled we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages.  Under these circumstances, the total project cost could exceed our original estimate, and we could experience a loss of profit or a loss on the project. In our paving operations, we also have fixed price and fixed unit price contracts where our profits can be adversely affected by a number of factors beyond our control, which can cause our actual costs to materially exceed the costs estimated at the time of our original bid.  These same issues and risks can also impact some of our contacts in our asphalt and ready mixed concrete operations.  These risks are somewhat mitigated by the fact that a majority of our paving contracts are for short duration projects.

ITEM 1A. RISK FACTORS (continued)

Changes in legal requirements and governmental policies concerning zoning, land use, the environment, and other areas of the law, and litigation relating to these matters, affect our businesses.  Our operations expose us to the risk of material environmental liabilities.

Many federal, state and local laws and regulations relating to zoning, land use, the environment, health, safety and other regulatory matters govern our operations.  We take great pride in our operations and try to remain in strict compliance at all times with all applicable laws and regulations.  Despite our extensive compliance efforts, risk of liabilities, particularly environmental liabilities, is inherent in the operation of our businesses, as it is with our competitors.  We cannot assume that these liabilities will not negatively affect us in the future.

We are also subject to future events, including changes in existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of some of our products or business activities, which may result in additional compliance and other costs.  We could be forced to invest in preventive or remedial action, like pollution control facilities, which could be substantial.

Our operations are subject to manufacturing, operating, and handling risks associated with the products we produce and the products we use in our operations, including the related storage and transportation of raw materials, products, hazardous substances, and wastes.  We are exposed to hazards including storage tank leaks, explosions, discharges or releases of hazardous substances, exposure to dust, and the operation of mobile equipment and manufacturing machinery.

These risks can subject us to potentially significant liabilities relating to personal injury or death, or property damage, and may result in civil or criminal penalties, which could hurt our productivity or profitability.  For example, from time to time we investigate and remediate environmental contamination relating to our prior or current operations, as well as operations we have acquired from others, and in some cases we have been or could be named as a defendant in litigation brought by governmental agencies or private parties.

We are involved from time to time in litigation and claims arising from our operations.  While we do not believe the outcome of pending or threatened litigation will have a material adverse effect on our operations or our financial condition, we cannot assume that an adverse outcome in a pending or future legal action would not negatively affect us.

Labor disputes could disrupt operations of our businesses.

Labor unions represent 9.9% of the hourly employees of our aggregates, ready mixed concrete, and asphalt and paving product lines, none of the hourly employees of our cement product line, and 100% of the hourly employees of our Magnesia Specialties business.  Our collective bargaining agreements for employees of our Magnesia Specialties business at the Manistee, Michigan magnesia chemicals plant and the Woodville, Ohio, lime plant expire in August 2019 and May 2018, respectively.

Disputes with our trade unions, or the inability to renew our labor agreements, could lead to strikes or other actions that could disrupt our businesses, raise costs, and reduce revenues and earnings from the affected locations.

Delays or interruptions in shipping products of our businesses could affect our operations.

Transportation logistics play an important role in allowing us to supply products to our customers, whether by truck, rail or ship.  We also rely heavily on third-party truck and rail transportation to ship coal, natural gas and other fuels to our plants.  Any significant delays, disruptions, or the non-availability of our transportation support system could negatively affect our operations.  Transportation operations are subject to capacity constraints, high fuel costs and various hazards, including extreme weather conditions and slowdowns due to labor strikes and other work stoppages. In Texas, we compete for third-party trucking services with operations in the oil and gas fields, which can significantly constrain the availability of those services to us. If there are material changes in the availability or cost of transportation services, we may not be able to arrange alternative and timely means to ship our products or fuels at a reasonable cost, which could lead to interruptions or slowdowns in our businesses or increases in our costs.

ITEM 1A. RISK FACTORS (continued)

The availability of rail cars can also affect our ability to transport our products.  Rail cars can be used to transport many different types of products across all of our segments.  If owners sell or lease rail cars for use in other industries, we may not have enough rail cars to transport our products.

We have long-term agreements with shipping companies to provide ships to transport our aggregates products from our Bahamas and Nova Scotia operations to various coastal ports.  These contracts have varying expiration dates ranging from 2017 to 2027 and generally contain renewal options.  Our inability to renew these agreements or enter into new ones with other shipping companies could affect our ability to transport our products.

When we sold our River District operations in 2011 as part of our asset exchange with Lafarge, we sold most of our barge long-haul distribution network.  As a result, we reduced our risks from distributing our products by barges, especially along the Mississippi River.  We still distribute some of our product by barge along rivers in West Virginia.  We may continue to experience, to a lesser degree, risks associated with distributing our products by barges, including significant delays, disruptions or the non-availability of our barge transportation system that could negatively affect our operations, water levels that could affect our ability to transport our products by barge, and barges that may not be available in quantities that we might need from time to time to support our operations.

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective judgments and estimates by our management.  Our estimates and assumptions could be wrong.

The accounting standards we use in preparing our financial statements are often complex and require that we make significant estimates and assumptions in interpreting and applying those standards.  We make critical estimates and assumptions involving accounting matters including our goodwill impairment testing, our expenses and cash requirements for our pension plans, our estimated income taxes, and how we account for our property, plant and equipment, and inventory.  These estimates and assumptions involve matters that are inherently uncertain and require our subjective and complex judgments.  If we used different estimates and assumptions or used different ways to determine these estimates, our financial results could differ.

While we believe our estimates and assumptions are appropriate, we could be wrong.  Accordingly, our financial results could be different, either higher or lower.  We urge you to read about our critical accounting policies in our Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The adoption of new accounting standards may affect our financial results.

The accounting standards we apply in preparing our financial statements are reviewed by regulatory bodies and are changed from time to time.  New or revised accounting standards could, either positively or negatively, affect results reported for periods after adoption of the standards as compared to the prior periods, or require retrospective application changing results reported for prior periods.  We urge you to read about our accounting policies in Note A of our 2016 Financial Statements.

The Sarbanes-Oxley Act of 2002, and other related rules and regulations, have increased the scope, complexity, and cost of corporate governance.  Reports from the Public Company Accounting Oversight Board’s (“PCAOB”) inspections of public accounting firms continue to outline findings and recommendations which could require these firms to perform additional work as part of their financial statement audits.  The Company’s costs to respond to these additional requirements may increase.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could affect our business.

Our success depends to a significant degree upon the continued services of our key personnel and executive officers.  Our prospects depend upon our ability to attract and retain qualified personnel for our operations.  Competition for

ITEM 1A. RISK FACTORS (continued)

personnel is intense, and we may not be successful in attracting or retaining qualified personnel, which could negatively affect our business.

Disruptions in the credit markets could affect our business.

We have considered the current economic environment and its potential impact to the Company’s business.  Demand for aggregates products, particularly in the infrastructure construction market, has already been negatively affected by federal and state budget and deficit issues and the uncertainty over future highway funding levels, until the recent enactment of a new federal highway bill.  Further, delays or cancellations to capital projects in the nonresidential and residential construction markets could occur if companies and consumers are unable to obtain financing for construction projects or if consumer confidence continues to be eroded by economic uncertainty.

A recessionary construction economy can also increase the likelihood we will not be able to collect on all of our accounts receivable with our customers.  We are protected in part, however, by payment bonds posted by many of our customers or end-users.  Nevertheless, we experienced a delay in payment from some of our customers during the construction downturn, which can negatively affect operating cash flows. Historically, our bad debt write-offs have not been significant to our operating results, and, although the amount of our bad debt write-offs has increased, we believe our allowance for doubtful accounts is adequate.

The credit environment could impact the Company’s ability to borrow money in the future.  Additional financing or refinancing might not be available and, if available, may not be at economically favorable terms.  Further, an increase in leverage could lead to deterioration in our credit ratings.  A reduction in our credit ratings, regardless of the cause, could also limit our ability to obtain additional financing and/or increase our cost of obtaining financing.  There is no guarantee we will be able to access the capital markets at financially economical interest rates, which could negatively affect our business.

We may be required to obtain financing in order to fund certain strategic acquisitions, if they arise, or to refinance our outstanding debt. Any large strategic acquisition would require that we issue both newly issued equity and debt securities, like we did with the acquisition of TXI, in order to maintain our investment grade credit rating and could result in a ratings downgrade notwithstanding our issuance of equity securities to fund the transaction.  We are also exposed to risks from tightening credit markets, through the interest payable on our outstanding debt and the interest cost on our commercial paper program, to the extent it is available to us.  While management believes our credit ratings will remain at a composite investment-grade level, we cannot be assured these ratings will remain at those levels.  While management believes the Company will continue to have credit available to it adequate to meet its needs, there can be no assurance of that.

Our Magnesia Specialties business depends in part on the steel industry and the supply of reasonably priced fuels.

Our Magnesia Specialties business sells some of its products to companies in the steel industry.  While we have reduced this risk over the last few years, this business is still dependent, in part, on the strength of the cyclical steel industry.  The Magnesia Specialties business also requires significant amounts of natural gas, coal, and petroleum coke, and financial results are negatively affected by increases in fuel prices or shortages.

Our Magnesia Specialties business faces currency risks from its overseas operations.

Our Magnesia Specialties business sells some of its products to companies located outside the United States.  Approximately 18% of the revenues of the Magnesia Specialties business in 2016 were from foreign jurisdictions, principally Canada, Mexico, Europe, South America and the Pacific Rim, but no single foreign county accounted for 10% or more of the revenues of the business.  Therefore the operations of the Magnesia Specialties business are affected from time to time by the fluctuating values of the currency exchange rates of the countries in which it does business in relation to the value of the U.S. Dollar.  The business tries to mitigate the short-term effects of currency exchange rates by primarily denominating sales in the U.S. Dollar.  This still leaves the business subject to certain risks, depending on the strength of

ITEM 1A. RISK FACTORS (continued)

the U.S. Dollar.  In 2016, the strength of the U.S. Dollar in foreign markets negatively affected the overall price of the products of the Magnesia Specialties business when compared to foreign-domiciled competitors.

Our acquisitions could harm our results of operations.

In pursuing our business strategy, we conduct discussions, evaluate opportunities and enter into acquisition agreements.  Acquisitions involve significant challenges and risks, including risks that:

•	We may not realize a satisfactory return on the investment we make;

•	We may not be able to retain key personnel of the acquired business;

•	We may experience difficulty in integrating new employees, business systems and technology;

•	Our due diligence process may not identify compliance issues or other liabilities that are in existence at the time of our acquisition;

•	We may have difficulty entering into new geographic markets in which we are not experienced; or

•	We may be unable to retain the customers and partners of acquired businesses following the acquisition.

Our articles of incorporation and bylaws and North Carolina law may inhibit a change in control that you may favor.

Our restated articles of incorporation and restated bylaws and North Carolina law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our Board of Directors. This could occur even if our shareholders are offered an attractive value for their shares or if many or even a majority of our shareholders believe the takeover is in their best interest.  These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction.  Provisions that could delay, deter, or inhibit a future acquisition include the following:

•	the ability of the Board of Directors to establish the terms of, and issue, preferred stock without shareholder approval;

•	the requirement that our shareholders may only remove directors for cause;

•	the inability of shareholders to call special meetings of shareholders; and

•	super majority shareholder approval requirements for business combination transactions with certain five percent shareholders.

Additionally, the occurrence of certain change of control events could result in an event of default under certain of our existing or future debt instruments.

Changes in our effective income tax rate may harm our results of operations.

A number of factors may increase our future effective income tax rate, including:

•	Governmental authorities increasing taxes or eliminating deductions, particularly the depletion deduction;

ITEM 1A. RISK FACTORS (continued)

•	The jurisdictions in which earnings are taxed;

•	The resolution of issues arising from tax audits with various tax authorities;

•	Changes in the valuation of our deferred tax assets and liabilities;

•	Adjustments to estimated taxes upon finalization of various tax returns;

•	Changes in available tax credits;

•	Changes in stock-based compensation;

•	Other changes in tax laws, and

•	The interpretation of tax laws and/or administrative practices.

Any significant increase in our future effective income tax rate could reduce net earnings and free cash flow for future periods.

Currently, the U.S. Congress is considering changes in the corporate tax code that, if enacted, could affect our net earnings.  While the current expectation is a reduction in corporate tax rates, which should favorably affect net earnings, we cannot be certain of the impact of the elimination of tax preferences, capital investment deductibility or border adjustments, among other considerations.  Based on our current assessment, a reduction in corporate tax rates to 25% (from 35%) and the elimination of all current deductions, including the statutory percentage depletion deduction, would be neutral to both net earnings and free cash flow.  However, this assessment will change depending on the ultimate nature, extent and/or timing of any tax code changes, if any.

We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

We are dependent on information technology systems and infrastructure. Any significant breakdown, invasion, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively impact operations. There is also a risk that we could experience a business interruption, theft of information or reputational damage as a result of a cyber-attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and information technology to reduce these risks and routinely test the security of our information systems network, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business.